Subject to Completion, Pricing Supplement, as amended, dated January 26, 1998

PROSPECTUS Dated June 2, 1997                     Pricing Supplement No. 30 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-27919
Dated June 2, 1997                         Dated                        , 1998
                                                                Rule 424(b)(3)
                                  $25,000,000
                  Morgan Stanley, Dean Witter, Discover & Co.
S&P 500 BRoad InDex Guarded Equity-linked Securities[SM] due December 31, 2003
                                ("BRIDGES[SM]")
                          MEDIUM-TERM NOTES, SERIES C

                                --------------

               The S&P 500 BRoad InDex Guarded Equity-linked Securities due December 31, 2003 (the "BRIDGES") are Medium-Term Notes, Series C of Morgan Stanley, Dean Witter, Discover & Co. (the "Company"), as further described herein and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes" and "-- Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices." The BRIDGES are being issued in minimum denominations of $10 and will mature on December 31, 2003 (the "Maturity Date"). The issue price of each BRIDGES will be $10 (the "Issue Price"), and there will be no periodic payments of interest on the BRIDGES. The BRIDGES will not be redeemable by the Company in whole or in part prior to the Maturity Date.

               At maturity, the holder of each BRIDGES will receive $10, the par amount of such BRIDGES ("Par"), plus an amount (the "Supplemental Redemption Amount") based on the percentage increase, if any, in the Final Index Value of the S&P 500 Composite Stock Price Index (the "S&P 500 Index"), as calculated by Standard & Poor's ("S&P"), a Division of the McGraw-Hill Companies, Inc., over the Initial Index Value, each as further described below. The Supplemental Redemption Amount, if any, payable with respect to each BRIDGES at maturity will be calculated on the last of the Determination Dates and will equal the product of Par and the S&P 500 Index Percent Change. The S&P 500 Index Percent Change is a fraction, the numerator of which will be the Final Index Value less the Initial Index Value and the denominator of which will be the Initial Index Value. The Supplemental Redemption Amount cannot be less than zero. The Initial Index Value has been set to equal
       . The Final Index Value will equal the arithmetic average of the S&P 500 Index closing values on a date to be specified occurring in the second quarter of 2001, a date to be specified occurring in the third quarter of 2002
and on December 19, 2003.    See "Determination Dates" herein.  The first two
Determination Dates will be specified in the final Pricing Supplement.

               If the S&P 500 Index Percent Change is equal to or less than zero, the holder of each BRIDGES will be repaid Par, but will not receive any Supplemental Redemption Amount.

               For information as to the calculation of the Supplemental Redemption Amount, the S&P 500 Index Percent Change, the Final Index Value and certain tax consequences to beneficial owners of the BRIDGES, see "Supplemental Redemption Amount," "S&P 500 Index Percent Change," "Final Index Value" and "United States Federal Taxation" in this Pricing Supplement.

               The Company will cause the Supplemental Redemption Amount, the S&P 500 Index Percent Change and the Final Index Value to be determined by Morgan Stanley & Co. Incorporated (the "Calculation Agent") for The Chase Manhattan Bank, as Trustee under the Senior Debt Indenture.

               An investment in the BRIDGES entails risks not associated with similar investments in a conventional debt security, as described under "Risk Factors" on PS-7 and PS-8 herein.

      Application will be made to list the BRIDGES on the New York Stock Exchange ("NYSE"), subject to meeting the NYSE listing requirements. It is not possible to predict whether the BRIDGES will meet the NYSE listing requirements or trade in the secondary market or if such market will be liquid or illiquid.

      "BRIDGES" and "BRoad InDex Guarded Equity-linked Securities" are service marks of the Company.
                                --------------

                            PRICE  $10 Per BRIDGES

                                --------------

               Price to Public   Agent's Commissions(1)   Proceeds to Company
               ---------------   ----------------------   -------------------

Per BRIDGES.          $                    $                       $
Total.......          $                    $                       $


--------------
(1) The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933.

                          MORGAN STANLEY DEAN WITTER

INFORMATION CONTAINED IN THIS PRELIMINARY PRICING SUPPLEMENT IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE DELIVERED PRIOR TO THE TIME A FINAL PRICING SUPPLEMENT IS DELIVERED. THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.




                     (This page intentionally left blank)




               CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE BRIDGES[SM] OR THE INDIVIDUAL STOCKS UNDERLYING THE S&P 500. SPECIFICALLY, THE AGENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE BRIDGES[SM] OR INDIVIDUAL STOCKS UNDERLYING THE S&P 500 IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "USE OF PROCEEDS AND HEDGING."

                Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

Principal Amount..............   $25,000,000

Maturity Date.................   December 31, 2003

Specified Currency............   U.S. Dollars

Issue Price...................   $10

Settlement Date (Original
Issue Date)...................                 , 1998

CUSIP.........................   617446372

Book Entry Note or
Certificated Note.............   Book Entry

Senior Note or Subordinated
Note..........................   Senior

Minimum Denominations.........   $10

Trustee.......................   The Chase Manhattan Bank

Agent.........................   Morgan Stanley & Co. Incorporated

Maturity Redemption Amount....   At maturity (including as a result of
                                 acceleration or otherwise), the holder of each BRIDGES will receive $10, the par amount of such BRIDGES ("Par"), plus the Supplemental Redemption Amount, if any.
                                 References herein to "BRIDGES" refer to each $10 principal amount of any BRIDGES. There will be no periodic payments of interest on the BRIDGES.

Supplemental Redemption
Amount........................   The Supplemental Redemption Amount, payable
                                 with respect to each BRIDGES at maturity, will be calculated by the Calculation Agent on the last of the Determination Dates (as defined below) and will be an amount equal to the greater of (a) zero and (b) the product of Par and the S&P 500 Index Percent Change.

                                 The Company will cause the Calculation Agent to provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Supplemental Redemption Amount, on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date. See "Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below.

                                 All percentages resulting from any
                                 calculation with respect to the BRIDGES will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or
                                 .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent with one-half cent being rounded upwards.

S&P 500 Index Percent Change..   The S&P 500 Index Percent Change is a
                                 fraction, the numerator of which will be the Final Index Value less the Initial Index
                                 Value and the denominator of which will be the Initial Index Value. The S&P 500 Index
                                 Percent Change is described by the following formula:


                                  (Final Index Value - Initial Index Value)
                                 --------------------------------------------
                                             Initial  Index Value

Initial Index Value...........

Index Closing Value...........   The Index Closing Value, on any Determination
                                 Date, will equal the closing value of the S&P
                                 500 Index or any Successor Index at the
                                 regular official weekday close of trading on such Determination Date. See "Discontinuance of the S&P 500 Index; Alteration of Method of
                                 Calculation."

                                 References herein to the S&P 500 Index will be deemed to include any Successor Index, unless the context requires otherwise.

Final Index Value.............   The Final Index Value will equal the
                                 arithmetic average of the Index Closing
                                 Values on each of the Determination Dates as calculated on the last Determination Date by the Calculation Agent and rounded to the nearest one hundredth of a point with five one thousandths of a point being rounded upwards.

Determination Dates...........   The Determination Dates will be specified at
                                 the time of pricing and will appear in the final Pricing Supplement. The first scheduled
                                 Determination Date may be any date from and including April 1, 2001 through June 30,
                                 2001; the second scheduled Determination Date may be any date from and including July 1, 2002 through September 30, 2002; and the last scheduled Determination Date will be December
                                 19, 2003.  The first and second scheduled
                                 Determination Dates will be selected on the basis of market interest rates and the volatility of the S&P 500 Index at the time of pricing.

                                 If either of the first two scheduled
                                 Determination Dates is not a Trading Day or if a Market Disruption Event occurs on either such date, such Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding either of the first two scheduled Determination Dates, then (i) such fifth succeeding Trading Day will be deemed to be the relevant Determination Date, notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such fifth Trading Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the S&P 500 Index on such fifth Trading Day in accordance with the formula for and method of calculating the S&P 500 Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the S&P 500 Index.

                                 If December 19, 2003, the last scheduled
                                 Determination Date, is not a Trading Day or if there is a Market Disruption Event on such last scheduled Determination Date, such last Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that the last Determination Date will be no later than the second scheduled Trading Day preceding the Maturity Date, and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the value of the S&P 500 Index on such last Determination Date in accordance with clause
                                 (ii) of the preceding paragraph.

Trading Day...................   A day on which trading is generally conducted
                                 on the New York Stock Exchange ("NYSE"), the
                                 American Stock Exchange, Inc. ("AMEX"), the
                                 NASDAQ National Market ("NASDAQ NMS"), the
                                 Chicago Mercantile Exchange and the Chicago
                                 Board of Options Exchange, as determined by the Calculation Agent.

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to the S&P 500 Index:

                                    (i) a suspension, absence or material
                                    limitation of trading of 100 or more of
                                    the securities included in the S&P 500
                                    Index on the primary market for such
                                    securities for more than two hours of
                                    trading or during the one-half hour period preceding the close of trading in such market; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the S&P 500 Index during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that the
                                    event described in clause (i) above
                                    materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the BRIDGES.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred:  (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in a futures or options contract on the S&P 500 Index by the primary securities market related to such contract by reason of
                                 (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in futures or options contracts related to the S&P 500 Index and (5) a "suspension, absence or material limitation of trading" on the primary market on which futures or options contracts related to the S&P 500 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Alternative Determination
Date in case of an Event
of Default....................   In case an Event of Default with respect to
                                 any BRIDGES shall have occurred and be
                                 continuing, the amount declared due and
                                 payable upon any acceleration of the BRIDGES will be determined by the Calculation Agent and will be equal to Par plus the Supplemental
                                 Redemption Amount, if any, determined as though each Determination Date scheduled to occur on or after such date of acceleration were the date of acceleration.

Calculation Agent.............   Morgan Stanley & Co. Incorporated ("MS & Co.")

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on the Company and holders of the BRIDGES.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the BRIDGES, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the S&P 500 Index Percent Change, the Final Index Value, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below and "Market Disruption
                                 Event" above.   MS & Co., as a registered
                                 broker-dealer, is required to maintain
                                 policies and procedures regarding the
                                 handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the BRIDGES to restrict the use of information relating to the calculation of the S&P 500 Index Percent Change, the Final Index Value and the Supplemental Redemption Amount prior to the dissemination of such information. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Risk Factors..................   An investment in the BRIDGES entails
                                 significant risks not associated with similar investments in a conventional security, including the following.

                                 If the S&P Index Percent Change is equal to or less than zero, the holders of the BRIDGES will receive only the par amount of each BRIDGES at maturity.

                                 There will be no periodic payments of
                                 interest on the BRIDGES as there would be on a conventional fixed-rate debt security having the same maturity date as the BRIDGES and issued by the Company on the Original Issue Date. Because the Supplemental Redemption Amount may be equal to zero, the effective yield to maturity of the BRIDGES may be less than that which would be payable on such a conventional fixed-rate debt security.

                                 The return of only the par amount of each BRIDGES at maturity will not compensate the holder for any opportunity cost implied by inflation and other factors relating to the time value of money. The percentage appreciation of the S&P 500 Index based on the Final Index Value over the Initial Index Value does not reflect the payment of dividends on the stocks underlying the S&P 500 Index. Therefore, the yield to maturity based on the Final Index Value relative to the Initial Index Value will not be the same yield as would be produced if such underlying stocks were purchased and held for a similar period.

                                 The BRIDGES are not currently listed on any exchange, but the Company intends to apply to list the BRIDGES on the NYSE, subject to meeting the NYSE listing requirements. It is not possible to predict whether the BRIDGES will meet the NYSE listing requirements, and there can be no assurance as to whether there will be a secondary market in the BRIDGES or if there were to be such a secondary market, whether such market would be liquid or illiquid. It is expected that the secondary market for the BRIDGES will be affected by the creditworthiness of the Company and by a number of factors, including, but not limited to, the volatility of the S&P 500 Index, dividend rates on the stocks underlying the S&P 500 Index, the time remaining to each Determination Date and to the maturity of the BRIDGES and market interest rates. In addition, the Final Index Value depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. The value of the BRIDGES prior to maturity is expected to depend primarily on market interest rates, market volatility and the extent of the appreciation or depreciation of the S&P 500 Index from the Initial Index Value on each of the Determination Dates. The price at which a holder will be able to sell the BRIDGES prior to maturity may be at a discount, which could be substantial, from the par amount thereof, if, at such time, or on any previous Determination Date the S&P 500 Index (or the Final Index Value, if determined) is below, equal to or not sufficiently above the Initial Index Value, if market interest rates rise substantially or if market volatility decreases.

                                 The historical S&P 500 Index values should not be taken as an indication of the future performance of the S&P 500 Index during the term of the BRIDGES. While the trading prices of the stocks underlying the S&P 500 Index will determine the value of the S&P 500 Index, it is impossible to predict whether the value of the S&P 500 Index will rise or fall. Trading prices of the stocks underlying the S&P 500 Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or a particular underlying stock.

                                 The policies of S&P concerning additions, deletions and substitutions of the stocks underlying the S&P 500 Index and the manner in which S&P takes account of certain changes affecting such underlying stocks may affect the value of the S&P 500 Index. The policies of S&P with respect to the calculation of the S&P 500 Index could also affect the value of the S&P 500 Index. S&P may discontinue or suspend calculation or dissemination of the S&P 500 Index. Any such actions could affect the value of the BRIDGES. See "S&P 500 Index" and "Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the BRIDGES, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the S&P 500 Index Percent Change, the Final Index Value, the Supplement Redemption Amount or whether a Market Disruption Event has occurred. See "Market Disruption Event" and "Calculation Agent" above and "Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below.

                                 It is suggested that prospective investors who consider purchasing the BRIDGES should reach an investment decision only after carefully considering the suitability of the BRIDGES in light of their particular circumstances.

                                 Investors should also consider the tax
                                 consequences of investing in the BRIDGES.
                                 See "United States Federal Taxation" below.
                                 Taxable investors will be subject to annual income tax based on the comparable yield of the BRIDGES even though they will not receive any payments thereon prior to maturity and at maturity may only receive the return of the par amount of the BRIDGES.

S&P 500 Index.................   The S&P 500 Index is published by S&P and is
                                 intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value
                                 (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
                                 The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

                                 The S&P 500 Index is calculated using a
                                 base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period").

                                 An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                                 The actual total Market Value of the
                                 Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance").

                                 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

                                 To prevent the value of the Index from
                                 changing due to corporate actions, all
                                 corporate actions which affect the total
                                 Market Value of the Index require an Index
                                 Divisor adjustment.  By adjusting the Index
                                 Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

                                 The table below summarizes the types of S&P
                                 500 Index maintenance adjustments and
                                 indicates whether or not an Index Divisor adjustment is required.

                                                              Divisor
        Type of                                              Adjustment
    Corporate Action             Adjustment Factor            Required
-------------------------   ---------------------------   ---------------
Stock split                 Shares Outstanding                   No
     (i.e. 2x1)             multiplied by 2;
                            Stock Price divided by 2

Share issuance              Shares Outstanding plus             Yes
     (i.e. Change > 5%)     newly issued Shares

Share repurchase            Shares Outstanding minus            Yes
     (i.e. Change > 5%)     Repurchased Shares

Special cash                Share Price minus Special           Yes
dividends                   Dividend

Company change              Add new company Market              Yes
                            Value minus old company
                            Market Value

Rights offering             Price of parent company             Yes
                            minus

                            (   Price of Rights   )
                            (  -----------------  )
                            (     Right Ratio     )

Spinoffs                    Price of parent company             Yes
                            minus

                            (  Price of Spinoff Co.  )
                            ( ---------------------- )
                            ( Share of Exchage Ratio )

                                 Stock splits and stock dividends do not
                                 affect the Index Divisor of the S&P 500
                                 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

                                 Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:


                    Post-Event Aggregate Market Value
                    --------------------------------- = Pre-Event Index Value
                               New Divisor

                                   Post-Event Aggregate Market Value
                     New Divisor = ---------------------------------
                                        Pre-Event Index Value

                                 A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.


Discontinuance of the S&P
500 Index; Alteration of
Method of Calculation..........  If S&P discontinues publication of the S&P
                                 500 Index and S&P or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the close of trading on the NYSE, the AMEX, NASDAQ NMS or the relevant exchange or market for the Successor Index on the relevant Determination Date.

                                 Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to the Company and to the holders of the BRIDGES within three Trading Days of such selection.

                                 If S&P discontinues publication of the S&P
                                 500 Index prior to, and such discontinuance is continuing on, any Determination Date and the Calculation Agent determines that no Successor Index is available at such time, then on such Determination Date, the Calculation Agent will determine the Index Closing Value that would be used in computing the S&P 500 Index Percent Change on such Determination Date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for and method of calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Determination Date of each security most recently comprising the S&P 500 Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the BRIDGES.

                                 If at any time the method of calculating the S&P 500 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the S&P 500 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of the S&P 500 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each Determination Date make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Supplemental Redemption Amount with reference to the S&P 500 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the S&P 500 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Public Information............   All disclosure contained in this Pricing
                                 Supplement regarding the S&P 500 Index,
                                 including, without limitation, its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by S&P.
                                 Neither the Company nor the Agent take any responsibility for the accuracy or completeness of such information.

Historical Information........   The following table sets forth the high and
                                 low daily closing values, as well as
                                 end-of-quarter closing values, of the S&P 500
                                 Index for each quarter in the period from January 1, 1992 through January 9, 1998. The
                                 Index Closing Values listed below were
                                 obtained from Bloomberg Financial Markets.
                                 The Company believes all such information to be accurate. The historical values of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given that the S&P 500 Index will increase sufficiently to cause the holders of the BRIDGES to receive any Supplemental Redemption Amount.


                                       Daily Index Closing Values
                                ----------------------------------------
                                                                  Period
                                 High              Low              End
                                ------            ------          ------
1992
      First Quarter  ........   420.77            403.00          403.69
      Second Quarter ........   418.49            394.50          408.14
      Third Quarter  ........   425.27            409.16          417.80
      Fourth Quarter ........   441.28            402.66          435.71
1993
      First Quarter  ........   456.34            429.05          451.67
      Second Quarter ........   453.85            433.54          450.53
      Third Quarter  ........   463.56            441.43          458.93
      Fourth Quarter ........   470.94            457.48          466.45
1994
      First Quarter  ........   482.00            445.55          445.76
      Second Quarter ........   462.37            438.92          444.27
      Third Quarter  ........   476.07            446.13          462.71
      Fourth Quarter ........   473.77            445.45          459.27
1995
      First Quarter  ........   503.90            459.11          500.71
      Second Quarter ........   551.07            501.85          544.75
      Third Quarter  ........   586.77            547.09          584.41
      Fourth Quarter ........   621.69            576.72          615.93
1996
      First Quarter  ........   661.45            598.48          645.50
      Second Quarter ........   678.51            631.18          670.63
      Third Quarter  ........   687.31            626.65          687.31
      Fourth Quarter ........   757.03            689.08          740.74
1997
      First Quarter  ........   816.29            737.01          757.12
      Second Quarter ........   898.70            737.65          885.14
      Third Quarter  ........   960.32            891.03          947.28
      Fourth Quarter ........   983.79            876.98          970.43
1998
      First Quarter (through
      January 9, 1998) ......   977.07            927.69          927.69


Use of Proceeds and Hedging...   The net proceeds to be received by the
                                 Company from the sale of the BRIDGES will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the BRIDGES, including hedging market risks associated with the Supplemental Redemption Amount.

                                 On or prior to the date of this Pricing
                                 Supplement, the Company, through its
                                 subsidiaries and others, may hedge some or
                                 all of its anticipated exposure in connection with the BRIDGES by the purchase and sale of exchange traded and over the counter options on the S&P 500 Index, individual stocks included in the S&P 500 Index, futures contracts on the S&P 500 Index and options on such futures contracts or by taking positions in any other instruments that it may wish to use in connection with such hedging. The Company, through its subsidiaries, is likely to modify its hedge position throughout the life of the BRIDGES, including on each Determination Date, by purchasing and selling the securities and instruments listed above and other available securities and
                                 instruments.   Although the Company has no
                                 reason to believe that its hedging activity will have a material impact on the price of such options, stocks, futures contracts, and options on futures contracts or on the value of the S&P 500 Index, there can be no assurance that the Company will not affect such prices as a result of its hedging activities. See also "Use of Proceeds" in the accompanying Prospectus.

License Agreement.............   S&P and MS & Co. have entered into a
                                 non-exclusive license agreement providing for the license to MS & Co., and any of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with certain securities, including the BRIDGES.

                                 The license agreement between S&P and MS &
                                 Co. provides that the following language must be set forth in this Pricing Supplement:

                                 The BRIDGES are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the BRIDGES or any member of the public regarding the advisability of investing in securities generally or in the BRIDGES particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to the Company is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to the Company or the BRIDGES. S&P has no obligation to take the needs of the Company or the holders of the BRIDGES into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the BRIDGES to be issued or in the determination or calculation of the equation by which the BRIDGES are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the BRIDGES.

                                 S&P DOES NOT GUARANTEE THE ACCURACY AND/OR
                                 THE COMPLETENESS OF THE S&P 500 INDEX OR ANY
                                 DATA INCLUDED THEREIN.  S&P MAKES NO
                                 WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE COMPANY, HOLDERS OF THE BRIDGES[SM], OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT
                                 DESCRIBED HEREIN OR FOR ANY OTHER USE.  S&P
                                 MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND
                                 HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF
                                 MERCHANTABILITY OR FITNESS FOR A PARTICULAR
                                 PURPOSE OR USE WITH RESPECT TO THE S&P 500
                                 INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT
                                 LIMITING ANY OF THE FOREGOING, IN NO EVENT
                                 SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                 "Standard & Poor's[Registered]",
                                 "S&P[Registered]", "S&P 500[Registered]",
                                 "Standard & Poor's 500," and "500" are
                                 trademarks of McGraw-Hill, Inc. and have been licensed for use by MS & Co.

United States Federal Taxation   The BRIDGES are Notes linked to an index and
                                 investors should refer to the discussion
                                 under "United States Federal Taxation --
                                 Notes -- Notes Linked to Commodity Prices,
                                 Single Securities, Baskets of Securities or
                                 Indices" and "United States Federal Taxation
                                 -- Notes -- Optionally Exchangeable Notes" in
                                 the accompanying Prospectus Supplement.  In
                                 connection with the discussion thereunder,
                                 the Company has determined that the
                                 "comparable yield" is an annual rate of    %,
                                 compounded semi-annually.  Based on the
                                 Company's determination of the comparable
                                 yield, the "projected payment schedule" for a
                                 BRIDGES (assuming a par amount of $10 or with
                                 respect to each integral multiple thereof)
                                 consists of a projected amount due at
                                 maturity, equal to $    (the "Projected
                                 Amount").

                                 The following table states the amount of interest that will be deemed to have accrued with respect to a BRIDGES during each accrual period, based upon the Company's determination of the comparable yield and the projected payment schedule:



                                                                   TOTAL
                                                                  INTEREST
                                                                 DEEMED TO
                                             INTEREST           HAVE ACCRUED
                                             DEEMED TO         FROM ORIGINAL
                                              ACCRUE           ISSUE DATE PER
            ACCRUAL PERIOD                    DURING           BRIDGES[SM] AS
            --------------                    ACCRUAL            OF END OF
                                             PERIOD (PER           ACCRUAL
                                           BRIDGES[SM])            PERIOD
                                          -----------------    ----------------
Original Issue Date through June 30,
      1998............................            $                   $
July 1, 1998 through December 31,
      1998............................            $                   $
January 1, 1999 through June 30,
      1999............................            $                   $
July 1, 1999 through December 31,
      1999............................            $                   $
January 1, 2000 through June 30,
      2000............................            $                   $
July 1, 2000 through December 31,
      2000............................            $                   $
January 1, 2001 through June 30,
      2001............................            $                   $
July 1, 2001 through December 31,
      2001............................            $                   $
January 1, 2002 through June 30,
      2002............................            $                   $
July 1, 2002 through December 31,
      2002............................            $                   $
January 1, 2003 through June 30,
      2003............................            $                   $
July 1, 2003 through December 31,
      2003............................            $                   $

                                 THE COMPARABLE YIELD, THE PROJECTED PAYMENT
                                 SCHEDULE AND THE PROJECTED AMOUNT ARE NOT
                                 PROVIDED FOR ANY PURPOSE OTHER THAN THE
                                 DETERMINATION OF UNITED STATES HOLDERS'
                                 INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN
                                 RESPECT OF THE BRIDGES[SM] AND DO NOT
                                 CONSTITUTE A REPRESENTATION REGARDING THE
                                 ACTUAL AMOUNTS OF THE PAYMENTS ON THE
                                 BRIDGES[SM].

                                 Additional Disclosure for Non-U.S. Holders.
                                 The following discussion is based on the opinion of Davis Polk & Wardwell, special tax counsel to the Company. As used herein, the term "Non- U.S. Holder" means an owner of a BRIDGES that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign trust or estate or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign trust or estate. The following summary does not deal with persons that are not Non-U.S. Holders or that are subject to special rules, such as nonresident alien individuals that have lost United States citizenship or that have ceased to be taxed as United States resident aliens, corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies, and certain other Non-U.S. Holders that are owned or controlled by persons subject to United States federal income tax. In addition, unless otherwise noted, the following summary does not apply to persons for whom interest or gain on a BRIDGES is effectively connected with a trade or business in the United States. Persons considering the purchase of the BRIDGES should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. This discussion is based on the Code, and administrative interpretations as of the date hereof, all of which are subject to change, including changes with retroactive effect. Capitalized terms appearing herein and not defined have the meanings assigned to such terms in the Prospectus Supplement.

                                 Subject to the discussion below concerning backup withholding, payments of principal and the Supplemental Redemption Amount, if any, at maturity of a BRIDGES by the Company or a paying agent to a Non-U.S. Holder, and gain realized on the sale, exchange or other disposition of such BRIDGES, will not be subject to United States federal income or withholding tax, provided that: (i) such Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; (ii) the statement required by Section 871(h) or Section 881(c) of the Code has been provided with respect to the beneficial owner, as discussed below;
                                 (iii) such Non-U.S. Holder is not an
                                 individual who is present in the United
                                 States for 183 days or more in the taxable year of disposition, or such individual does not have a "tax home" (as defined in Section 911(d)(3) of the Code) or an office or other fixed place of business in the United States; and (iv) such payment and gain are not effectively connected with the conduct by such Holder of a trade or business in the United States.

                                 Sections 871(h) and 881(c) of the Code
                                 require that, in order to obtain the
                                 portfolio interest exemption from withholding tax, either the beneficial owner of the BRIDGES, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the BRIDGES on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the BRIDGES is not a United States person. Under United States Treasury Regulations, such requirement will be fulfilled if the beneficial owner of a BRIDGES certifies on Internal Revenue Service Form W-8, under penalties of perjury, that it is not a United States person and provides its name and address, and any Financial Institution holding the BRIDGES on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the Holder (and furnishes the withholding agent with a copy thereof). With respect to BRIDGES held by a foreign partnership, under current law, the Form W-8 may be provided by the foreign partnership. However, for payments with respect to a BRIDGES after December 31, 1998, unless the foreign partnership has entered into a withholding agreement with the Internal Revenue Service, a foreign partnership will be required, in addition to providing an intermediary Form W-8, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

                                 Under Section 2105(b) of the Code, a BRIDGES held by an individual who is not a citizen or resident of the United States at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such individual's death, payments with respect to such BRIDGES would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

                                 Under current Treasury Regulations, backup withholding at 31% will not apply to payments by the Company made on a BRIDGES if the certifications required by Sections 871(h) and 881(c) are received, provided in each case that the Company or such paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

                                 Under current Treasury Regulations, payments on the sale, exchange or other disposition of a BRIDGES made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or, in the case of payments made after December 31, 1998, a foreign partnership with certain connections to the United States, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Under proposed Treasury Regulations, backup withholding may apply to any payment which such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

                                 Non-U.S. Holders of BRIDGES should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.